Exhibit 10.2.15

Jack in the Box Inc.

Severance Plan for Executive Officers

1.General Information

(a)The Jack in the Box Inc. Severance Plan for Executive Officers (the “Plan”) provides eligible employees of Jack in the Box Inc. (the “Company”) with severance benefits in the event of termination of employment with the Company for the reasons described herein.

(b)The Plan is adopted and effective as of March 9, 2020 (the “Effective Date”).

2.Eligibility

(a)“Eligible Employee” for purposes of this Plan includes:

(1)The Chief Executive Officer of the Company (the “CEO”); and

(2)Each regular, full-time employee of the Company who is designated by the Company’s Board of Directors (the “Board”) as an Executive Officer (as that term is defined in Section 5) of the Company.

(b)“Participant” for purposes of this Plan is an Eligible Employee who incurs a Qualifying Termination (as that term is defined in Section 5).

(c)Notwithstanding anything in the Plan to the contrary, no Participant will be eligible to receive any severance benefit or payment under the Plan unless, and no severance benefits and payments hereunder shall be payable until, the Participant executes and delivers to the Company a general release of all rights and claims against the Company and its Affiliates in substantially the form set forth in Exhibit A hereto (with any such reasonable modifications as are required by the Company to comply with applicable law or circumstance) (the “Release”), within the applicable time period set forth therein, and such Release has become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the Qualifying Termination (such latest permitted effective date of the Release, the “Release Deadline”). If a Participant’s Release does not become effective prior to the Release Deadline, such Participant shall not be entitled to any severance benefits or payments hereunder.

(d)A Participant will not be entitled to any severance benefit or payment under the Plan unless and until the Participant returns all Company Property and satisfies any outstanding indebtedness such Participant has to the Company in full. For this purpose, “Company Property” means all Company paper and electronic documents (and all copies thereof)

and other Company property which the Participant had in his or her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

(e)A Participant’s right to receive severance benefits or payments under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving severance benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator willfully breaches any material statutory, common law or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Participant and the Company, as applicable).

3.Severance Benefits. If an Eligible Employee incurs a Qualifying Termination, upon the effectiveness of the Release, as provided in Section 2(c) above, and subject to, and to the extent applicable, any potential delay as set forth in Section 4 herein, the Company shall provide severance benefits described in this Section 3, as applicable.

(a)Lump Sum Severance Payment. The Company shall provide to the Participant a lump sum cash payment equivalent to the multiple of Base Salary listed below, within 90 days of the Participant’s Qualifying Termination, but in no event later than the 409A Deadline. The “409A Deadline” means the 15th day of the third month of the later of (i) the Participant’s first taxable year following the taxable year in which the Qualifying Termination occurred and (ii) the Company’s first taxable year following the taxable year in which the Qualifying Termination occurred.

•CEO    2.0x Base Salary
•Executive Officers    1.0x Base Salary

(b)Annual Incentive Payment. For Participants who are not eligible to receive an annual incentive payment under the terms of the Company’s Performance Incentive Program applicable for the fiscal year in which the Qualifying Termination occurs (because they are not retirement eligible as of the date of their Qualifying Termination), the Company shall provide to the Participant a lump sum cash payment in the amount of the annual incentive payment Participant would have received under the Performance Incentive Program applicable for the fiscal year in which the Qualifying Termination occurs, if any, had Participant remained employed with the Company through the end of the fiscal year in which the Qualifying Termination occurred, prorated for each full four-week accounting period (a “Period”) during such fiscal year in which the Participant was employed with the Company. For clarity, such amount shall be determined in accordance with the Performance Incentive Program based on Participant’s target award opportunity for the applicable year and fiscal year performance achievement measured against the performance goals under the Performance Incentive Program for such fiscal year, as determined by the Compensation Committee. The payment under this section, if any, will be made after the end of the fiscal year in which the effective date of the Participant’s Qualifying Termination occurs, but in no event later than the 409A Deadline.

(c)COBRA Payment. A Participant may elect COBRA continuation coverage of medical, dental and vision insurance coverage if the Participant is enrolled in such Company plans at the time of the Qualifying Termination (for Participant and eligible dependents); provided, however, that to the extent the Participant elects to receive such coverage, the Participant shall be responsible for payment of the full monthly COBRA premium applicable to such medical, dental and vision coverage. To the extent the Participant elects such COBRA coverage, the Company shall pay, in the form of a fully taxable lump sum cash payment to Participant, the portion of such monthly COBRA premium in excess of the premium the Participant would pay if the Participant were an active employee, and at a coverage level no greater than the coverage level in effect as of the Participant’s date of Qualifying termination (subject to changes in coverage levels applicable to all employees generally), multiplied by the applicable number of months listed below (the “COBRA Payment”). The COBRA Payment will be made within 90 days of the Participant’s Qualifying Termination, but in no event later than the 409A Deadline.
•CEO    24 months
•Executive Officers    12 months

4.Section 409A. All payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. All benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) and (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), as applicable. However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and an Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service (as that terms is defined in Section 5) and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s Qualifying Termination or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time when the Release could become effective in the Eligible Employee’s taxable year following the Eligible Employee’s taxable year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, no severance benefits will be paid any earlier than the first business day of the Eligible Employee’s taxable year following the taxable year in which the Separation from Service occurs (the “Next Year Date”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph or the Next Year Date pursuant to the preceding sentence, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall
(1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the Delayed Initial Payment Date or Next Year Date, as applicable, and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

5.Definitions. For purposes of this Plan, the following definitions shall apply:

(a)“Affiliate” shall mean each entity, other than the Company, with whom the Company would be considered a single employer as provided in Treasury Regulations Section 1.409A- 1(h)(3).

(b)“Base Salary” with respect to any Eligible Employee, shall mean such Eligible Employee’s annual base salary in effect immediately prior to such Eligible Employee’s Qualifying Termination.

(c)“Cause” shall be determined as follows: 1) in the case of all Eligible Employees except the Chief Executive Officer, Cause shall be determined by the Chief Executive Officer, and 2) in the case of the Chief Executive Officer only, Cause shall be determined by the Compensation Committee or other ~~a~~ committee designated by the Board of Directors of the Company (the “Compensation Committee”), in either case, in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any of the following:
(i)a demonstrably willful and deliberate act or failure to act by the Eligible Employee (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or
(ii)the Eligible Employee’s conviction by a court of competent jurisdiction of, or plea of “guilty” or “no contest” to, an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company; or
(iii)the Eligible Employee’s material breach of a written agreement with the Company or the Eligible Employee’s material failure to comply with any Company policy, rule or guideline pertaining to workplace conduct, discrimination or harassment.

(d)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(e)“Disability” means a physical or mental condition that results in a total and permanent disability to such extent that an employee satisfies the requirements for Social Security disability benefits, as determined by the Social Security Administration.

(f)“Executive Officer” means an employee who is designated by the Company’s Board of Directors as an “officer” (as defined in Rule 16a-1(f) of the U.S. Securities Exchange Act of 1934, as amended) of the Company for purposes of Section 16 of the U.S. Securities Exchange Act of 1934.

(g)“Involuntary Retirement” means an Eligible Employee’s Separation from Service (1) due to termination by Company without Cause and (2) that occurs at or after the time an Eligible Employee has reached age 55 and 10 years of service with the Company.

(h)“Qualifying Termination” means an Eligible Employee’s Separation from Service due to termination by the Company without Cause (including an Involuntary Retirement) and other than (1) due to the Eligible Employee’s death or Disability and other than (2) within the 24 months following a Change in Control. For the avoidance of doubt, an Eligible Employee’s resignation from employment for any reason (including a Voluntary Retirement) shall not constitute a Qualifying Termination.

(i)“Section 409A” means Section 409A of the Code and any state law of similar effect.

(j)“Separation from Service” has the meaning set forth under Treasury Regulations Section 1.409A-1(h) and without regard to any alternate definition thereunder).

(k)“Voluntary Retirement” means an Eligible Employee’s Separation from Service (1) due to resignation by the Eligible Employee and (2) that occurs at or after the time an Eligible Employee has reached age 55 and 10 years of service with the Company.

6.Administrative Information.

(a)Plan Name. The full name of the Plan is the Jack in the Box Inc. Severance Plan for Executive Officers.

(b)Plan Sponsor. The Plan is sponsored by Jack in the Box Inc., 9330 Balboa Avenue, San Diego, CA 92123.

(c)Type of Plan and Funding. The Plan is a severance plan for the benefit of Executive Officers. The benefits provided under the Plan are paid from the Company’s general assets. No fund has been established for the payment of Plan benefits and no contributions are required under the Plan.

(d)Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by the Compensation Committee of the Board (as applicable, the “Plan Administrator”). The Plan Administrator is authorized to interpret this Plan, to prescribe and rescind rules and regulations, and to make all other determinations necessary or advisable for the administration of the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

7.Contractual Rights and Legal Remedies.

(a)Contractual Rights to Benefits. Participation in the Plan does not give any Eligible Employee the right to be retained in the employ of the Company, nor does it guarantee any right to claim any benefit except as outlined in the Plan. The Eligible Employee’s employment with the Company is terminable at-will by the Company or the Eligible Employee and each shall have the right to terminate the Eligible Employee’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide severance benefits as required hereunder.

(b)Arbitration. The Eligible Employee shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration conducted before a panel of three (3) arbitrators sitting in a location selected by the Eligible Employee within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Associations then in effect. The Eligible Employee’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Eligible Employee.

(c)Unfunded Plan. The Plan is intended to be an unfunded general asset promise for Executive Officers and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended.

(d)Exclusivity of Benefits. Unless specifically provided herein, neither the provision of this Plan nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Eligible Employee’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which the Eligible Employee may qualify, except that the Plan shall supersede any and all prior Company programs, policies or practices, written or oral, which may have previously applied governing the payment of the severance benefits provided for under Section 4 of this Plan.

Vested benefits or other amounts which the Eligible Employee is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under the Company’s 401(k) plan and benefits under the Company’s equity incentive plans and award agreements thereunder), at or subsequent to the Eligible Employee’s date of Qualifying Termination shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Plan.

(e)Includable Compensation. Severance benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Eligible Employee’s benefits under any other plan or program of the Company.

(f)Tax Withholding. The Company shall withhold from any amounts payable under this Plan any federal, state, city, foreign or other taxes as legally required to be withheld.

(g)Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Plan.

8.Plan Amendment or Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of the Plan, including an amendment that reduces or eliminates the benefits hereunder, by action of the Plan Administrator at any time, provided that any amendment or termination of the Plan will not be effective as to a particular Participant without the written consent of such individual unless the Plan Administrator provides written notice of such amendment or termination to such Participant at least one year prior to its effectiveness.

Exhibit A – To Severance Plan

SEPARATION AND RELEASE AGREEMENT For EXECUTIVE OFFICERS

I, [NAME], whose address is [ADDRESS], understand that my employment with Jack in the Box Inc. and/or any past or present subsidiary, affiliate, predecessor, or successor, (Collectively referred to herein as “Company”) will terminate [DATE] (“Termination Date”). This Separation and Release Agreement (“Agreement”) is entered into in connection with my termination.

Company Offer. Although the Company has no obligation to do so, if I: (i) fulfill the Requirements to Accept Offer; and (ii) comply with all of my legal and contractual obligations to the Company, then the Company will provide me with the following severance benefit (the “Severance Benefit”):

(a)Severance Payment. The Company will pay me, as severance, the amount of [$AMOUNT] (less required payroll deductions and any other offsets for money I owe the Company) which represents the lump sum severance payment and COBRA Payment pursuant to Section 3(a) and 3(c) of the Company’s Severance Plan for Executive Officers (“Separation Payment”). This Separation Payment is in addition to wages or other amounts earned as of the Termination date, and I am entitled to those amounts regardless of whether or not I sign this Agreement.

The Separation Payment will be paid to me as consideration for my settlement, release, and discharge of any and all known or unknown claims as described below. In order to receive this Separation Payment, the Requirements to Accept Offer described below must be fulfilled and I must otherwise comply with all of my legal and contractual obligations to the Company.

Annual Incentive Payment. If I am not eligible to receive an annual incentive payment under the terms of the Company’s Performance Incentive Program (because I am not retirement eligible under that program), I will remain eligible to receive a prorated lump sum cash payment under the Company’s Performance Incentive Program as described in Section 3(b) of the Company’s Severance Plan for Executive Officers (the “Prorated Annual Incentive Payment”). I understand that no Prorated Annual Incentive Payment is guaranteed, and will be calculated and determined by the Company based on fiscal year performance achievement against the applicable performance goals and methodology set forth in the Performance Incentive Payment. The Prorated Annual Incentive Payment, if any, will be made after the end of the fiscal year in which my termination occurs.

If the Requirements to Accept Offer are not fulfilled, the Company Offer automatically terminates.

Requirements to Accept Offer. In order to accept the Company Offer I must:

(a)sign this Agreement and return it to the Company by either:

(i)hand-delivering the Agreement to the Company’s Chief Human Resources Officer, 9330 Balboa Avenue, San Diego, CA 92123 no later than close of business on [Date]; or

(ii)mailing or sending the Agreement by overnight service such as Federal Express to: Chief Human Resources Officer, 9330 Balboa Ave., San Diego, CA 92123. If mailed, the envelope must be postmarked no later than [Date] and must be received within a reasonable time thereafter. If overnighted, it must be received no later than [Date].

(iii)faxing the Agreement to the Chief Human Resources Officer at 858-694-1570 no later than [Date]; or

(iv)sending the Agreement via Electronic Mail (email) to the Chief Human Resources Officer at [Name]@jackinthebox.com no later than [Date].

(b)not revoke this Agreement during the seven (7) day Revocation Period.

Time When Payment Will Be Made. If I fulfill the Requirements to Accept Offer described above,
(i)the Separation Payment will be issued to me in a one-time, lump-sum payment (via direct deposit or a mailed check, according to my previously designated preferences) within ten (10) days after the Revocation Period has expired or Termination Date, whichever is later and (ii) any Prorated Annual Incentive Payment to which I become entitled will be paid to me in a one-time, lump-sum payment (via direct deposit or a mailed check, according to my previously designated preferences) following the end of the fiscal year in which my Termination Date occurs and in no event prior to the date the Revocation Period has expired.

Release of Claims. By signing and returning this Agreement to the Company, I hereby generally and completely settle, release and discharge any and all claims of every type, known or unknown, which I have or may have against the Company, and its shareholders, directors, officers, employees and representatives, whether known or unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement. This is a general release of all claims and includes, without limitation, all claims related to my employment with the Company or the termination of that employment, and all claims arising under any Federal, State, or local laws or regulations pertaining to employment, including discrimination on the basis of sex, pregnancy, race, color, marital status, religion, creed, national origin, age, disability, medical condition, or mental condition status or any status protected by any other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act, and the California Family Rights Act, whether such claim be based on an action filed by me or by a governmental agency.

Waiver of Notice Requirements under State and Federal WARN Act. By signing and returning this Agreement to the Company and in further consideration of receipt of my Separation Package, I agree and understand that I am waiving my right to bring any and all claims which I have or may have relating to the minimum advanced notice requirements as set forth under the Federal or State WARN Act. I also understand and agree that I am waiving my right to receive pay in lieu of notice under the WARN Act.

Unknown Claims. This section shall be governed by California law. I understand that I may have claims of which I may be unaware or unsuspecting which I am giving up by signing this Agreement. I also expressly waive all rights I might have under Section 1542 of the Civil Code of California which reads as follows:

1542. Certain claims not affected by general release. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Waiver of Age Discrimination Claims. I received this Agreement on [Date] and have been given a [#] day waiting period to consider whether to sign it. I understand that even if I sign and return this Agreement, I can still revoke this Agreement within seven (7) days after it is returned to the Company (the “Revocation Period”) and this Agreement will not become effective or enforceable until the Revocation Period has expired (such date, the “Effective Date”).

I understand and agree that I:

1.Have carefully read and fully understands all of the provisions of this Agreement;
2.Am, through this Agreement, releasing the Company from any and all claims I may have against it to date under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.);
3.Knowingly and voluntarily agree to all of the terms set forth in this Agreement;
4.Knowingly and voluntarily intend to be legally bound by the same;
5.Was advised and hereby am advised in writing to consider the terms of this Agreement and consult with an attorney of my choice prior to executing this Agreement; and,
6.Understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621, et seq.) that may arise after the date this Agreement is executed are not waived.
7.[Have been provided with the ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit 1.]

Claims Not Affected. This is a general release of all claims, and excludes only (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any claims which I may have by reason of any Social Security, Worker’s Compensation, or Unemployment laws, or any benefits earned during my employment which may be payable to me now or in the future under any of the Benefit and/or Welfare Programs of the Company; (iii) any other rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.

Advice to Consult With Attorney. I have been (i) advised in writing to consult with an attorney, and (ii) given [#] days to thoroughly review and discuss all aspects of this Agreement with my attorney before signing this Agreement and I have thoroughly discussed, or in the alternative have freely elected to waive any further opportunity to discuss, this Agreement with my attorney.

Agreement Knowingly and Voluntarily Executed. I freely and voluntarily entered into this Agreement on my own behalf, in the exercise of my own free act, deed and will, and without any duress or coercion. I understand that in executing this Agreement, it becomes final and conclusive.

Confidentiality. I agree that the terms and conditions of this Release shall remain confidential as between the Company and me and shall not be disclosed to any other person except as provided by law or to my attorney, spouse or significant other, accountant and/or financial advisor. I also agree that during my employment I may have had access to confidential information and trade secrets concerning products, business plans, marketing strategies and other Company information and that I shall keep these matters completely confidential. I understand that nothing in this Agreement prohibits me from disclosing facts or information that I have the right to disclose under state or federal law, including any facts relating to a claim for sexual harassment or discrimination based on sex.

Continuing Obligations; Non-Disparagement and Non-Solicitation. I acknowledge and agree that I remain bound by any previous confidentiality, assignment of intellectual property, and restrictive covenant agreements between me and the Company, and will abide by those continuing obligations. I also agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process, but agree to provide the Company with notice of any such inquiry or request for information within two weeks of such request; and (b) for a period of one year following my last day of employment with the Company, not to solicit (directly or indirectly) any employee of the Company to terminate his or her employment relationship with the Company in order to become an employee or consultant to or for any other person or entity..

Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA). Notwithstanding any provisions in this agreement or the Company policy applicable to the unauthorized use or disclosure of trade secrets, I am hereby notified that, pursuant to Section 7 of the DTSA, I cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. I also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Reporting to Governmental Agencies. Nothing in this Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

No Admission of Wrongdoing by the Company. The Company expressly denies any violation of any federal, state or local law. Accordingly, while this Agreement resolves all issues referred to in this Agreement, it is not, and shall not be construed as, an admission by the Company of any violation of any federal, state or local law, or of any liability whatsoever. I am unaware of any claims against (or wrongdoing by) the Company.

General Provisions. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both me and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both me and the Company, and inure to the benefit of both me and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without my prior written consent. I may not assign any of my duties hereunder, and I may only assign any of my rights hereunder with the written consent of the Company. If any provision of this Agreement is held to be contrary to applicable law, it shall be modified or disregarded as necessary and the remainder of the Agreement will remain in full force and effect. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. A facsimile, copy or electronic mail (scanned PDF) of this Agreement shall be deemed an original.

I have read and understand all of the provisions of this Agreement and I voluntarily enter into this Agreement by signing it on     , [Year].

Witness Signature    [NAME]